April 2012 Issuer Free Writing Prospectus Registration Statement No. 333-178960 Dated April 5, 2012 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Reverse Convertibles Linked to the SPDR® Gold Trust due on or about April    , 2013

Reverse Convertibles (the “Securities”)

The securities offer a short-term, enhanced yield strategy that pays a periodic, above-market, fixed-rate coupon (per annum) in return for the risk that the securities will redeem for a fixed number of shares of the underlying equity at maturity if the closing price of the underlying equity on the valuation date is less than or equal to the initial equity price. In that case, the value of these shares on the maturity date may be less than the stated principal amount of the securities and could be zero. Alternatively, if the closing price of the underlying equity on the valuation date is greater than the initial equity price, the securities will return the stated principal amount at maturity. You have no opportunity to participate in any increase in the closing price of the underlying equity from the pricing date to the valuation date (as measured solely on those two dates). The coupon is paid regardless of the performance of the underlying equity. The payment at maturity may be less than the stated principal amount of the securities and could be zero. The securities are a series of unsecured senior debt securities issued by UBS AG. All payments on the securities are subject to the credit risk of UBS AG.

SUMMARY TERMS
Issuer:	UBS AG, London Branch
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (See “Underwriting fee and issue price” below)
Maturity date:*	April , 2013, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity:	For each $1,000 securities: (1) if the closing price of the underlying equity on the valuation date is less than or equal to the initial equity price, you will received a fixed number of shares of the underlying equity equal to the equity ratio; or (2) if the closing price of the underlying equity on the valuation date is greater than the initial equity price, $1,000 in cash.
Equity ratio:	, the stated principal amount divided by the initial equity price, subject to antidilution adjustments as described in the accompanying product supplement
Initial equity price:	$ , the closing price of the underlying equity on the pricing date
Valuation date:*	April , 2013, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Coupon:	6.25% to 6.80% per annum (to be determined on the pricing date), paid monthly and computed on the basis of a 360-day year of twelve 30-day months
Coupon payment dates:	The day of each month, beginning on May , 2012 and ending on the maturity date, subject to postponement for non-business days.
Underlying equity:	Shares of the SPDR® Gold Trust (Bloomberg ticker: “GLD”)
Pricing date:*	April , 2012
Issue date:*	April , 2012 ( business days after the pricing date)
Listing:	The securities will not be listed on any securities exchange.
CUSIP number:	902674HN3
ISIN:	US902674HN32
Underwriter:	UBS Securities LLC, an affiliate of the issuer, acting as agent. See “Fact Sheet —Supplemental information regarding plan of distribution; conflicts of interest” in this free writing prospectus.
Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer
Per security	$1,000.00	$12.50	$987.50
Total	$	$	$

* Expected dates are subject to change.

(1)	UBS Securities LLC, acting as agent for UBS AG, will receive a fee of $12.50 per $1,000.00 stated principal amount of securities and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $12.50 per $1,000.00 stated principal amount of securities that Morgan Stanley Smith Barney LLC sells. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 8 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-12 OF THE PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRODUCT SUPPLEMENT AND PROSPECTUS,

EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Product Supplement filed on April 5, 2012: http://www.sec.gov/Archives/edgar/data/1114446/000139340112000032/c308145_690699-424b2.htm

Prospectus filed on January 11, 2012: http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR

ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Reverse Convertibles Linked to the SPDR® Gold Trust due on or about April , 2013

Additional Information about UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

Product Supplement dated April 5, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000139340112000032/c308145_690699-424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Reverse Convertibles that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012, and references to the “accompanying product supplement” mean the UBS product supplement “UBS AG Reverse Convertibles”, dated April 5, 2012.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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Investment Overview

Reverse Convertibles

The securities pay a periodic, above-market, fixed-rate coupon, on a per annum basis, in exchange for the risk that investors receive shares of the underlying equity worth less than the stated principal amount at maturity. At maturity, the securities will pay either (i) if the closing price of the underlying equity on the valuation date is less than or equal to the initial equity price, a number of shares of the underlying equity equal to the equity ratio, which will be worth less than the stated principal amount of the securities, or (ii) if the closing price of the underlying equity on the valuation date is greater than the initial equity price, an amount of cash equal to the stated principal amount of the securities. The payment at maturity may be less than the stated principal amount of the securities. The securities offer no potential for participation in any appreciation of the underlying equity from the pricing date to the valuation date (as measured on those two dates, respectively). The value of any underlying equity delivered at maturity per security will be less than the stated principal amount of the securities and could be zero.

Key Investment Information

The securities offer a short-term income oriented strategy linked to the underlying equity.

■	Income: Regardless of the performance of the underlying equity, UBS will pay you a monthly coupon. In exchange for receiving the monthly coupon on the securities, you are accepting the risk of receiving shares of the underlying equity at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Securities.

■	Contingent Repayment of Principal Amount at Maturity: If the price of the underlying equity is greater than the initial equity price on the valuation date, UBS will pay you the principal amount per security at maturity and you will not participate in any appreciation or decline in the value of the underlying equity. If the price of the underlying equity is less than or equal to the initial equity price on the valuation date, UBS will deliver to you a fixed number of shares of the underlying equity equal to the equity ratio per security at maturity, which is expected to be worth significantly less than the principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the securities until maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of UBS.

The securities pay an above-market coupon in exchange for the risk that you receive shares of the underlying equity worth less than the stated principal amount at maturity. If the closing price of the underlying equity on the valuation date is less than or equal to the initial equity price, the amount you receive at maturity may be less than the stated principal amount of the securities and possibly zero. The securities offer no potential for participation in any appreciation of the underlying equity from the pricing date to the valuation date.

Enhanced Yield	■	The monthly coupon will be paid regardless of the performance of the underlying equity.
Best Case Scenario	■	If the closing price of the underlying equity on the valuation date is greater than the initial equity price, the securities will redeem at maturity for the stated principal amount, resulting in a total return on a per annum basis equal to the coupon. You will not participate in any appreciation in the underlying equity, even if the closing price of the underlying equity on the valuation date is above the initial equity price. In this best case scenario, the initial equity price will not rise by more than the coupons paid on the securities.
Worst Case Scenario	■	If the closing price of the underlying equity on the valuation date is less than or equal to the initial equity price, the securities will redeem for a number of shares of the underlying equity that is expected to be worth substantially less than the stated principal amount and that may be worth zero. In this worst case scenario, the securities will have outperformed the underlying equity on a per annum basis by the coupon, but you will still receive a payment at maturity with a value less than the stated principal amount of each security.

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Investor Suitability

The securities may be suitable for you if:

■	You fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

■	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

■	You believe the final equity price of the underlying equity is not likely to be less than or equal to the initial equity price and, if it is, you can tolerate receiving shares of the underlying equity at maturity that will likely be worth less than your principal amount or that may have no value at all.

■	You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your return at maturity is limited to the coupons paid on the applicable security.

■	You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

■	You would be willing to invest in the securities if the applicable coupon was set equal to the rate indicated in this document (the actual coupon will be determined on the pricing date).

■	You are willing and able to hold the securities to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the securities.

■	You are willing to assume the credit risk of UBS for all payments under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The securities may not be suitable for you if:

■	You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

■	You require an investment designed to provide a full return of principal at maturity.

■	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

■	You believe the final equity price of the underlying equity is likely to be less than the initial equity price, which could result in a total loss of your initial investment.

■	You cannot tolerate receiving shares of the underlying equity at maturity that will likely be worth less than your principal amount or that may have no value at all.

■	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

■	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

■	You would be unwilling to invest in the securities if the applicable coupon was set equal to the rate indicated in this document (the actual coupon will be determined on the pricing date).

■	You are unable or unwilling to hold the securities to maturity, a term of approximately 12 months, and seek an investment for which there will be an active secondary market.

■	You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.

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Fact Sheet

The securities offered are unsubordinated, unsecured debt securities issued by UBS, will pay a coupon at the interest rate per annum specified below and will be subject to the terms described in the accompanying product supplement and prospectus, as supplemented or modified by this free writing prospectus. At maturity, the securities will pay either (1) if the closing price of the underlying equity on the valuation date is less than or equal to the initial equity price, a fixed number of shares of the underlying equity equal to the equity ratio; or (2) if the closing price of the underlying equity on the valuation date is greater than the initial equity price, $1,000 in cash. The securities do not guarantee any return of principal at maturity. All payments on the securities are subject to the credit risk of UBS.

Key Dates:
Pricing Date:	Issue Date:	Valuation Date	Maturity Date:
April , 2012	April , 2012 ( business days after the pricing date)	April , 2013	April , 2013

Key Terms:
Issuer:	UBS AG, London Branch
Principal due at maturity:	Payment at maturity may be less than the stated principal amount of the securities and possibly zero.
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Denominations:	$1,000 and integral multiples thereof
Payment at maturity:	Either: (1) if the closing price of the underlying equity on the valuation date is less than or equal to the initial equity price, you will receive a fixed number of shares of the underlying equity equal to the equity ratio; or (2) if the closing price of the underlying equity on the valuation date is greater than the initial equity price, $1,000 in cash.
Equity ratio:	, the number of shares of the underlying equity per security and which is equal to $1,000 divided by the initial equity price
Valuation date:	April , 2013, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.
Coupon:	6.25% to 6.80% per annum (to be determined on the pricing date), paid monthly and computed on the basis of a 360-day year of twelve 30-day months
Coupon payment date:	The day of each month, beginning on May , 2012 and ending on the maturity date.

Any coupon payment on a security required to be made on a date, including the stated maturity date, that is not a business day need not be made on that date. A payment may be made on the next succeeding business day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment. The coupon payments will be payable to the persons in whose names the securities are registered at the close of business on the business day preceding the relevant coupon payment date (each a “regular record date”).
Underlying equity:	Shares of the SPDR® Gold Trust (Bloomberg ticker: “GLD”)
Initial equity price:	$ , the closing price of the underlying equity on the pricing date
Risk factors:	Please see “Risk Factors” beginning on page PS-12.

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General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	902674HN3
ISIN:	US902674HN32
Tax considerations:	See “United States Federal Tax Considerations” below for a description of the U.S. federal tax consequences of investing in the securities.
Trustee:	U.S. Bank Trust National Association

Calculation agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG
Use of proceeds and hedging:	We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before and after the pricing date of the securities.  From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities at maturity. See “Risk Factors” beginning on page 8 of this free writing prospectus for a discussion of these adverse effects.
Supplemental information regarding plan of distribution; conflicts of interest:	Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document. UBS Securities LLC, acting as agent for UBS, will receive a fee of $12.50 per $1,000.00 stated principal amount of securities and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $12.50 for each $1,000.00 stated principal amount of securities that Morgan Stanley Smith Barney LLC sells.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities. UBS Securities LLC and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest —UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

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How the Securities Work

The following payment scenarios illustrate the potential payments on the securities at maturity.

Payment Scenario 1	The closing price of the underlying equity on the valuation date is greater than the initial equity price, and you receive the monthly coupon at maturity with a full return of principal at maturity. You will not participate in any appreciation of the underlying equity, even if the closing price of the underlying equity on the valuation date is above the initial equity price.

Payment Scenario 2	The closing price of the underlying equity on the valuation date is less than or equal to the initial equity price, and, at maturity, the securities redeem for shares of the underlying equity.

The value of the shares on the maturity date may be less than the stated principal amount of the securities and possibly zero. You will receive the monthly coupon at maturity in any event.

Hypothetical Payments on the Securities

The following examples illustrate the payment at maturity on the securities, assuming an exact 12-month term, for a range of hypothetical closing prices for the underlying equity on the valuation date.

The hypothetical examples are based on the following hypothetical values and assumptions in order to illustrate how securities work (and do not reflect the actual initial equity price of the underlying equity, equity ratio, initial equity price, term or coupon per annum of the securities):

Stated principal amount (per security):	$1,000.00
Initial equity price:	$150.00 (the hypothetical closing price of one share of the underlying equity on the pricing date)
Equity ratio:	6.6667 (the $1,000.00 stated principal amount per security divided by the hypothetical initial equity price)
Coupon per annum:	6.525%
Maturity Date:	12 months after the issue date

The following hypothetical examples assume that the closing price of the underlying equity on the valuation date is the same as the closing price of the underlying equity on the maturity date:

Hypothetical underlying equity closing price on valuation date	Value of payment at maturity per security	Total monthly coupon payments per security	Value of total payment per security	Total return of the underlying equity	Total return of securities
$0.00	$0.00	$65.25	$65.25	-100%	-93.475%
$75.00	$500.00*	$65.25	$565.25	-50%	-43.475%
$112.50	$750.00*	$65.25	$815.25	-25%	-18.475%
$150.00	$1,000.00*	$65.25	$1,065.25	0%	6.525%
$172.50	$1,000.00**	$65.25	$1,065.25	15%	6.525%
$187.50	$1,000.00**	$65.25	$1,065.25	25%	6.525%
$225.00	$1,000.00**	$65.25	$1,065.25	50%	6.525%
$300.00	$1,000.00**	$65.25	$1,065.25	100%	6.525%

The above table does not illustrate all possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend on whether the closing price of the underlying equity on the valuation date is greater than, less than or equal to the initial equity price.

*	Investors receive shares of the underlying equity at maturity.
**	Investors receive the stated principal amount in cash at maturity.

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Risk Factors

The securities offered by this free writing prospectus are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the securities. Accordingly, investors should consult their own financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For a complete list of risk factors, you should also read “Risk Factors” in the accompanying product supplement and “Risk Factors” in the related prospectus.

■	Risk of loss at maturity — The securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the securities at maturity. UBS will only pay you the principal amount of your securities in cash if the final equity price of the underlying equity is greater than the initial equity price and only at maturity. If the final equity price of the underlying equity is at or below the initial equity price, UBS will deliver to you a number of shares of the underlying equity equal to the equity ratio at maturity for each security that you own instead of the principal amount in cash. If you receive shares of underlying equity at maturity, the value of the shares is expected to be significantly less than the principal amount of the securities or may have no value at all.

■	Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to a security’s underlying equity reflects a higher expectation as of the pricing date that the price of such equity could close below its initial equity price on the valuation date of the security. This greater expected risk will generally be reflected in a higher coupon payable on that security. However, while the coupon rate is set on the pricing date, the underlying equity’s volatility can change significantly over the term of the securities. The price of the underlying equity for your security could fall sharply, which could result in a significant loss of principal.

■	The contingent repayment of principal applies only at maturity — You should be willing to hold your securities to maturity. If you are able to sell your securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the equity price is above the initial equity price.

■	Credit risk of UBS — The securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities and you could lose your entire investment.

■	The value of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities prior to maturity. Although we expect that generally the closing price of the underlying equity on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include: the volatility and dividend yield on the underlying equity, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the securities, any actual or anticipated changes in the credit ratings or credit spreads of UBS, and the occurrence of certain events affecting the underlying equity that may or may not require an adjustment to the equity ratio.

■	No assurance that the investment view implicit in the securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the underlying equity price will not rise by more than the coupons paid on the securities or will not close below the initial equity price on the valuation date. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying equity. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

■	Potential for a lower comparative yield. If the closing price of the underlying equity on the valuation date is less than or equal to the initial equity price, the effective yield on the securities may be less than that which would be payable on a conventional fixed-rate debt security with a comparable maturity.

■	We may engage in business with or involving the underlying equity issuer without regard to your interests. We or our affiliates may presently or from time to time engage in business with the underlying equity issuer without regard to your interests, including extending loans to, or making equity investments in, the underlying equity issuer or providing advisory services to the underlying equity issuer, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about the underlying equity issuer. Neither we nor any of our affiliates undertakes to disclose any such information to you.

■	The amount you receive at maturity may be reduced because the antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying equity. For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the equity ratio or initial equity price. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement as necessary to achieve an equitable result. Following a delisting or discontinuance of the underlying equity, the amount you receive at maturity may be based on a share of another exchange traded fund. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the securities. For more information, see the section ‘‘General Terms of the Securities — Antidilution Adjustments’’ and ‘‘General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF’’ in the accompanying product supplement. Regardless of any of the events discussed above, any payment on the securities is subject to the creditworthiness of UBS.

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■	The value of the underlying equity may not completely track the value of the assets in which such exchange traded fund invests — Although the trading characteristics and valuations of the underlying equity will usually mirror the characteristics and valuations of the assets in which such exchange traded fund invests, its value may not completely track the value of such assets. The value of the underlying equity will reflect transaction costs and fees that the assets in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

■	Fluctuation of NAV — The net asset value (the ‘‘NAV’’) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

■	The value of the SPDR Gold Trust (“GLD Trust”) is not necessarily representative of the gold industry — The performance of the GLD Trust may not fully replicate the performance of the price of gold due to the fees and expenses charged by the GLD Trust or by restrictions on access to gold or due to other circumstances. The GLD Trust does not generate any income and as the GLD Trust regularly sells gold to pay for its ongoing expenses, the amount of gold represented by the GLD Trust has gradually declined over time. The GLD Trust sells gold to pay expenses on an ongoing basis irrespective of whether the trading price of the GLD Trust rises or falls in response to changes in the price of gold. The sale of the GLD Trust’s gold to pay expenses at a time of low gold prices could adversely affect the value of the GLD Trust. Additionally, there is a risk that part or all of the GLD Trust’s gold could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

■	Risks associated with an investment concentrated in a single commodity — The GLD Trust is linked exclusively to the price of gold. An investment in securities linked to the performance of the GLD Trust lacks diversification and does not have the benefit of other offsetting components which may increase when other components are decreasing. The price of gold may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad based commodity index.

■	Risks in securities relating to commodities trading on the London Bullion Market Association — The value of the GLD Trust is closely related to the price of gold. Gold is traded on the London Bullion Market Association (“LBMA”). The LBMA is a self-regulated association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of commodities trading on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

■	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC is willing to purchase the securities in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the securities are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the securities declines. In addition, any secondary market prices for the securities may differ from values determined by pricing models used by UBS Securities LLC, as a result of dealer discounts, mark-ups or other transaction costs.

■	No shareholder rights. Investing in the securities is not equivalent to investing in the underlying equity. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying equity.

■	Exchange listing and secondary market. The securities will not be listed on any securities exchange. Although UBS Securities LLC may make a market in the securities, it is not obligated to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in any secondary market that may develop for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which UBS Securities LLC is willing to transact. If, at any time, UBS Securities LLC were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

■	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the securities. The calculation agent, an affiliate of UBS, will determine whether the final equity price is less than or equal to the initial equity price and accordingly the payment at maturity on your securities. The calculation agent may postpone the determination of the final equity price and the maturity date if a market disruption event occurs and is continuing on the valuation date.

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Reverse Convertibles Linked to the SPDR® Gold Trust due on or about April , 2013

■	Affiliate research reports and commentary. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying equity to which the securities are linked.

■	Dealer incentives — UBS and its affiliates act in various capacities with respect to the securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the securities and such compensation may serve as an incentive to sell these securities instead of other investments. We will pay total underwriting compensation of 1.25% per security to any of our affiliates acting as agents or dealers in connection with the distribution of the securities.

■	Uncertain tax treatment — Significant aspects of the tax treatment of the securities are uncertain. You should read carefully the section entitled ‘‘United States Federal Tax Considerations’’ on page 11 herein and the section entitled ‘‘Supplemental U.S. Tax Considerations’’ beginning on page PS-42 of the product supplement and consult your tax advisor about your tax situation.

April 2012	10

Reverse Convertibles Linked to the SPDR® Gold Trust due on or about April , 2013

United States Federal Tax Considerations

The United States federal income tax consequences of your investment in the securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations’’ beginning on page PS-42 of the product supplement. The following discussion supplements the discussion in "Supplemental U.S. Tax Considerations’’ beginning on page PS-42 of the product supplement.

The United States federal income tax consequences of your investment in the securities are complex and uncertain. By purchasing a security, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a security for all tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying equity. The terms of the securities require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your securities for U.S. federal income tax purposes as consisting of two components:

Debt component — Because the securities have a term greater than one year, amounts treated as interest on the debt component would be includible in income by you in accordance with your regular method of accounting for interest for United States federal income tax purposes.

Put option component — The put option component would generally not be taxed until sale, exchange or maturity. At maturity, the put option component either would be taxed as a short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any underlying equity if you receive the underlying equity.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Equity	Coupon (to be determined on pricing date)	Interest on Debt Component	Put Option Component
SPDR® Gold Trust	6.25% to 6.80% per annum	•% per annum	•% per annum

If you receive the underlying equity at maturity, your tax basis in such underlying equity should equal the principal amount of your securities less the aggregate put premium that you have received and deferred as described above. Your holding period for such underlying equity would begin on the day after you beneficially receive such equity. Under current law, any long-term capital gain on the sale or exchange of the underlying equity by you would be taxable at the special 28% maximum rate applicable to collectibles. You should review the prospectus for the underlying equity for the United States tax consequences of acquiring, owning and selling the underlying equity.

Upon sale or exchange of your securities you would be required to apportion the value of the amount you receive between the Debt Portion and the Put Option on the basis of the fair market values thereof on the date of sale or exchange. Except to the extent such gain or loss is attributable to accrued and unpaid interest with respect to the Debt Portion, any gain or loss recognized with respect to the Debt Portion would be capital gain or loss (and such gain or loss would be long-term to the extent that you have held the security for more than one year) and the amount of cash that is apportioned to the Put Option (together with any amount of put premium received in respect thereof and deferred as described above) would be treated as short-term capital gain.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your securities as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your securities could be treated as a single contingent debt instrument subject to special U.S. Treasury Regulations governing contingent debt instruments. If the securities are so treated, the amount of interest you would be required to take into account for each accrual period would be determined by constructing a projected payment schedule for your securities and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with other terms and conditions similar to the securities and then determining as of the issue date a payment schedule (including all fixed payments of interest actually provided for and a hypothetical payment at maturity) that would produce the comparable yield. These rules would generally have the effect of (i) treating each payment of stated interest on your securities in part as taxable interest income (to the extent of the comparable yield) and thereafter as a tax-free return of capital and (ii) requiring you to use an accrual (rather than the cash receipts and disbursements) method of tax accounting with respect to interest on your securities. It is also possible that pursuant to some other characterization, the timing and character of your income from the securities could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the securities. Please read the discussion in ‘‘Supplement U.S. Tax Considerations’’ beginning on page PS-42 for a more detailed description of the tax treatment of your securities.

In 2007, the Internal Revenue Service released a Notice that may affect the taxation of holders of the securities. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the securities. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the securities. Except to the extent otherwise required by law, UBS intends to treat your securities for United States federal income tax purposes in accordance with the treatment described above and under ‘‘Supplemental U.S. Tax Considerations’’ beginning on page PS-42 of the product supplement unless and until such time as some other treatment is more appropriate.

Specified Foreign Financial Assets — Under recently enacted legislation, individuals that own ‘‘specified foreign financial assets’’ in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the securities.

For a more complete discussion of the United States federal income tax consequences of your investment in the securities, including the consequences of a sale or exchange of the securities, please see the discussion under ‘‘Supplemental U.S. Tax Considerations’’ beginning on page PS-42 of the product supplement and consult your tax advisor.

April 2012	11

Reverse Convertibles Linked to the SPDR® Gold Trust due on or about April , 2013

Information about the Underlying Equity

SPDR® Gold Trust

We have derived all information contained herein regarding the SPDR® Gold Trust (the “GLD Trust”) from publicly available information. Such information reflects the policies of, and is subject to changes by, World Gold Trust Services, LLC, the sponsor of the GLD Trust. We make no representation or warranty as to the accuracy or completeness of the information derived from these public sources.

The GLD Trust is an investment trust that holds gold bars and issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The investment objective of the GLD Trust is to reflect the performance of the price of gold bullion. Gold is traded on the London Bullion Market Association (“LBMA”). The LBMA is the London-based trade association that represents the wholesale gold and silver bullion market in London.

As of April 4, 2012, ordinary operating expenses of the GLD Trust are expected to accrue at an annual rate of 0.40% of the GLD Trust’s daily net asset value. Expenses of the GLD Trust reduce the net value of the assets held by the GLD Trust and, therefore, reduce the value of the shares of the GLD Trust.

In making your investment decision you should review the prospectus related to the GLD Trust, dated May 27, 2010, filed by the World Gold Trust Services, LLC (‘‘the GLD Trust Prospectus’’) available at:

http://www.sec.gov/Archives/edgar/data/1222333/000095012310053663/y03452sv3asr.htm

In addition, the GLD Trust Prospectus is available on GLD Trust’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the GLD Trust Prospectus entitled ‘‘Risk Factors.’’ We make no representation or warranty as to the accuracy or completeness of the information contained in the GLD Trust Prospectus.

Information provided by the GLD Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file number: 333-167132 and 001-32356. The GLD Trust’s website is https://www.spdrs.com/product/fund.seam?ticker=GLD. Shares of the GLD Trust are listed on NYSE Arca under ticker symbol “GLD.”

The underlying equity is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by the issuer of the underlying equity pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number provided above through the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, information regarding the issuer of the underlying equity may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Information as of market close on April 4, 2012:

Bloomberg Ticker Symbol:	GLD UP <Equity>
Current Equity Closing Price:	$157.17
Closing Price 52 Weeks ago (on April 4, 2011):	$139.84
52 Week High Closing Price (on August 22, 2011):	$184.59
52 Week Low Closing Price (on April 4, 2011):	$139.84

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Reverse Convertibles Linked to the SPDR® Gold Trust due on or about April , 2013

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the underlying equity for the period from January 3, 2007 through April 4, 2012. The closing price of the underlying equity on April 4, 2012 was $157.17. The associated graph shows the closing prices for the underlying equity for each day from March 1, 2005 to April 4, 2012. We obtained the information in the table and graph from Bloomberg Professional service (“Bloomberg”), without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the underlying equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying equity at any time, including the determination dates.

SPDR® Gold Trust	High	Low	Period End
2007
First Quarter	$68.15	$60.14	$65.77
Second Quarter	$68.58	$63.60	$64.28
Third Quarter	$73.47	$64.38	$73.47
Fourth Quarter	$83.00	$71.90	$82.46
2008
First Quarter	$99.22	$84.77	$90.38
Second Quarter	$93.26	$83.97	$91.40
Third Quarter	$96.22	$73.13	$85.07
Fourth Quarter	$89.90	$70.00	$86.55
2009
First Quarter	$97.81	$79.79	$90.28
Second Quarter	$96.36	$85.22	$91.18
Third Quarter	$99.91	$89.27	$98.85
Fourth Quarter	$119.18	$97.89	$107.31
2010
First Quarter	$112.85	$104.04	$108.95
Second Quarter	$122.83	$110.26	$121.68
Third Quarter	$127.95	$113.51	$127.91
Fourth Quarter	$139.17	$128.46	$138.72
2011
First Quarter	$140.34	$127.94	$139.82
Second Quarter	$152.36	$139.20	$145.98
Third Quarter	$184.59	$144.94	$158.08
Fourth Quarter	$174.98	$150.34	$151.99
2012
First Quarter	$173.49	$155.92	$162.14
Second Quarter (through April 4, 2012)	$162.94	$157.17	$157.17

SPDR® Gold Trust – Daily Closing Prices March 1, 2005 to April 4, 2012

April 2012	13